Exhibit 5.1
RICHARDSON & PATEL LLP
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Tel (310) 208-1182
Fax (310) 208-1154

October 20, 2010

Augme Technologies, Inc.
43 West 4th Street, 11th Floor
New York, New York 10010

Re:           4,620,000 Shares of Common Stock Registered on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Augme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company’s Registration Statement on Form S-8 relating to 4,620,000 shares of the Company’s common stock (the “Shares”) which are reserved for issuance in accordance with the terms of various Stock Option Agreements issued by the Company.

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon the foregoing, we are of the opinion that the Shares issuable by the Company pursuant to the Registration Statement, including the shares that will be issued upon exercise of the options, will be validly issued, fully paid and nonassessable.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states of the United States to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

/s/Richardson & Patel LLP
RICHARDSON & PATEL LLP